Exhibit 99.2

Amended and Restated Stock Option Plan

1. This Amended and Restated Stock Option Plan (herein called the “Plan”) for Li-Cycle Corp. (the “Corporation”), amending and restating the 2018 Stock Option Plan, is hereby established with the intent of advancing the interests of the Corporation by encouraging and enabling the acquisition of an equity interest in the Corporation by the participants.

2. The Board of Directors, or any committee thereof specifically designated by the Board of Directors to be responsible therefor, shall from time to time by resolution designate those key employees, directors, officers, advisors, and others, if any, who, in the opinion of the Board of Directors, are largely responsible for the management and growth of the Corporations and who, as an additional inducement to promote the best interests of the Corporation, are entitled to participate in the Plan (herein referred to as “Participant(s)”) and shall determine the extent and terms of such participation by said Participants.

3. The total number of authorized but unissued shares allocated to and made available to be granted to Participants under the Plan shall not exceed 50,000 of the common shares, unless otherwise increased by the Directors, as such may from time to time be issued and outstanding in the capital stock of the Corporation as the same is presently constituted, and the aggregate number of common shares which may be issued under the Plan to any one particular Participant under the Plan shall not exceed fifty percent (50%) of the said aggregate number of common shares allocated to and made available for the Plan

4. Except as provided in paragraph 10 hereof or by the laws of descent and distribution, the rights of any Participant under the Plan are personal to the said Participant and are not assignable.

5. No resident of the United States of America or any territory or possession thereof may be a Participant in the Plan unless such participation can be accomplished pursuant to or in accordance with and without violating any securities or other legislation of the United States of America or of any state, territory or possession thereof.

6. The Board of Directors, or any committee thereof specifically designated by the Board of Directors to be responsible therefor, shall have the unfettered right to interpret the provisions of this Plan and to make such regulations and formulate such administrative provisions for carrying this Plan into effect and to make such changes therein and in the regulations and administrative provisions therein as, from time to time, the said Board or committee thereof deem appropriate in the best interests of the Corporation. The Board of Directors shall also have the unfettered right from time to time and at any time to rescind or terminate the Plan as it shall deem advisable; provided, however, that no such rescission or termination shall impair or change the rights and options theretofore granted under the Plan without the prior written consent of the Participant or Participants affected.

7. The Corporation shall pay all costs of administering the Plan.

8. The exercise price of the shares purchased pursuant to stock options granted hereunder shall be not less than CAD $0.81 per share (the “Initial Price”).

9. Each option granted hereunder shall be for a term as the director may determine, shall be exercisable only after the first anniversary date of its grant, and on each subsequent anniversary date during the term of the option, with respect to one third (1/3) of the total number of shares subject to the option (computed in each case to the nearest full share), and all or any part of the shares as to which the option shall have become exercisable may be purchased at any time or from time to time thereafter, until expiration or termination of the option. Each Participant shall execute a Stock Option Agreement in substantially the form annexed hereto as Schedule “A” prior to the grant of any stock option to a Participant becoming effective.

10. (1) In the event of the physical or mental disability, retirement with the consent of the Corporation or death of the Optionee on or prior to the expiry date while engaged as a key employee or director or officer of the Corporation, any option granted hereunder may be exercised up to the full amount of the optioned shares by the legal personal representative(s) of the Participant at any time up to and including eighteen months following the physical or mental disability, retirement or death of the Participant after which date the option shall forthwith expire and terminate and be of no further force or effect whatsoever.

(2) For greater certainty, any Participant who is deemed to be an employee of the Corporation pursuant to any medical or disability plan of the Corporation shall be deemed to be an employee for the purposes of the Plan.

11. Except as the Board of Directors may otherwise determine, in the event the Participant’s employment by or engagement with (as a director or otherwise) the Corporation is terminated by the Corporation or the Participant for any reason other than the Participant’s physical or mental disability, retirement with the consent of the Corporation or death before exercise of any options granted hereunder, the Participant shall have ninety days from the date of such termination to exercise only that portion of the option they are otherwise entitled to exercise at that time and thereafter his option shall expire and all rights to purchase shares hereunder shall cease and expire and be of no further force or effect. Options shall not be affected by any change of employment so long as the Participant continues to be employed by the Corporation or any of its subsidiaries or continues to be a director or officer of one of the foregoing.

12. Subject to the provisions of the Plan, the options granted hereunder may be exercised from time to time by delivery to the Corporation at its head office of a written notice of exercise specifying the number of shares with respect to which the option is being exercised and accompanied by payment in full of the purchase price of the shares then being purchased by way of cash or certified cheque in favour of the Corporation. Such notice shall contain the Participant’s undertaking to comply, to the satisfaction of the Corporation and its counsel, with all applicable requirements of any stock exchange or exchanges upon which any securities of the Corporation are from time to time listed and any applicable regulatory authority or authorities.

13. Subject to any required action by its shareholders, if the Corporation shall be a party to any reorganization, merger, dissolution or sale or lease of all or substantially all its assets, whether or not the Corporation is the surviving entity, the option shall be adjusted so as to apply to the securities to which the holder of the number of shares of capital stock of the Corporation subject to the option would have been entitled by reason of such reorganization, merger or sale or lease of all or substantially all of its assets. Adjustments under this paragraph shall be made by the Board of Directors, or any committee thereof specifically designated by the Board of Directors to be responsible therefor, and any reasonable determination made by the said Board of committee thereof shall be binding and conclusive.

14. In the event of any subdivision or subdivisions of the common shares of the Corporation as said common shares were constituted at the time any options granted hereunder were granted into a greater number of common shares, the Corporation will thereafter deliver at the time of exercise thereof in addition to the number of shares in respect of which the option is then being exercised, such additional number of shares as result from such subdivision or subdivisions of the shares for which the option is being exercised without the Participant exercising the option making any additional payment or giving any other consideration therefor.

15. In the event of any consolidation or consolidations of the common shares of the Corporation as said common shares were constituted at the time any options granted hereunder were granted into a lesser number of common shares, the Participant shall accept, at the time of the exercise thereof in lieu of the number of shares in respect of which the option is then being exercised, the lesser number of shares as result from such consolidation or consolidations of the shares for which the option is being exercised.

16. In the event of any change of the common shares of the Corporation as said common shares were constituted at the time any options granted hereunder were granted the Corporation shall thereafter deliver at the time of the exercise thereof the number of shares of the appropriate class resulting from the said change as the Participant exercising the option would have been entitled to receive in respect of the number of shares so purchased had the option been exercised before such change.

17. If the Corporation at any time while any options granted hereunder are outstanding shall pay any stock dividend or stock dividends upon the shares of the Corporation in respect of which any options were granted hereunder, the Corporation will thereafter deliver at the time of exercise thereof in addition to the number of shares in respect of which the option is then being exercised, the additional number of shares of the appropriate class as would have been payable on the shares so purchased if they had been outstanding on the record date for the payment of said stock dividend or dividends.

18. The Corporation shall not be obligated to issue fractional shares in satisfaction of any of its obligations hereunder.

19. If at any time the Corporation grants to the holders of its capital stock rights to subscribe for and purchase pro rate additional securities of the Corporation or of any other corporation or entity, there shall be no adjustments made to the number of shares or other securities subject to the option in consequence thereof and the said stock option of the Participant shall remain unaffected.

20. Any stock option granted under the Plan may include a stock appreciation right, either at the time of grant or by amendment adding it to an existing stock option; subject, however, to the grant of such stock appreciation right being in compliance with the applicable regulations and policies of any stock exchange or exchange upon which any securities of the Corporation may from time to time be listed. The provisions of the Plan respecting the exercise of stock options and the adjustments to options arising from certain corporate actions hall apply mutatis mutandis to all stock appreciation rights granted hereunder.

21. Stock appreciation rights granted hereunder are exercisable to the extent, and only to the extent, the option to which it is included is exercisable. To the extent a stock appreciation right included in or attached to an option granted hereunder is exercised, the option to which it is included or attached shall be deemed to have been exercised to a similar extent.

Approved by the Board of Directors as of June 25, 2021.